UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 15, 2002

THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-6035	95-2588754
(Commission File No.)	(IRS Employer Identification No.)

3033 Science Park Road
San Diego, California 92121-1199
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (858) 552-9500

Item 4.             Changes in Registrant’s Certifying Accountant.

                        On April 11, 2002, the Board of Directors of The Titan Corporation (the “Company”), upon recommendation of its Audit Committee, decided not to engage Arthur Andersen LLP (“Andersen”) as the Company’s principal public accountants and engaged KPMG LLP (“KPMG”) to serve as the Company’s principal public accountants for fiscal year 2002.

                        Andersen’s reports on the consolidated financial statements of the Company and its subsidiaries for the two most recent fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

                        During the Company’s two most recent fiscal years ended December 31, 2001 and the subsequent interim period through April 5, 2002, there were not disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports; and there were no reportable events as described in Item 304(a) (1) (v) of Regulation S-K.

                        The Company provided Andersen with a copy of the foregoing disclosures.  Attached as Exhibit 16 is a copy of Andersen’s letter, dated April 15, 2002, stating its agreement with such statements.

                        During the Company’s two most recent fiscal years ended December 31, 2001 and the subsequent interim period through April 5, 2002, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304 (a) (2) (i) and (ii) of Regulation S-K.

Item 7.             Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibits.

Exhibit 16 – Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated April 15, 2002.

Item 9.             Regulation FD Disclosure.

                        On April 15, 2002, the Company issued a press release related to the replacement of its principal public accountants.  The Company is furnishing the press release as Exhibit 99 hereto for informational purposes only pursuant to Regulation FD.

Exhibit 99 --	Press release dated April 15, 2002 related to the replacement of the Company’s principal public accountants.

SIGNATURE

                        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 15, 2002

THE TITAN CORPORATION

By

/s/ MARK W. SOPP

Mark W. Sopp Senior Vice President Chief Financial Officer